Exhibit 3.2


                                    FORM OF
      CERTIFICATE OF VOTING POWERS, DESIGNATIONS, PREFERENCES, LIMITATIONS,
                        RESTRICTIONS AND RELATIVE RIGHTS

                                       OF

                            SERIES A PREFERRED STOCK

                                       OF

                              LP INNOVATIONS, INC.
                              a Nevada corporation

                            -------------------------


                       Pursuant to Section 78.1955 of the
                             Nevada Revised Statutes

                            -------------------------

            LP Innovations, Inc., a Nevada corporation (the "Corporation"), certifies that pursuant to the authority contained in its Articles of Incorporation (the "Articles of Incorporation") and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors of the Corporation by resolution duly adopted the following resolution which resolution remains in full force and effect on the date hereof:

            RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $0.01 per share, which series shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock"), shall consist of 37,500 shares and shall have the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof set forth in this Certificate of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights (this "Certificate of Designations"), as follows:

      1. Certain Definitions.

            Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

            "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

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            "Assets" means all of the Corporation's and its Subsidiaries' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Corporation or any of its Subsidiaries or in which the Corporation or its Subsidiaries has any interest whatsoever.

            "Business Day" shall mean a day other than a Saturday or Sunday or a bank holiday in New York.

            "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or nonvoting) of such Person's capital stock, whether outstanding on the Initial Issue Date or issued after the Initial Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

            "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Corporation.

            "Dividend Payment Date" shall have the meaning set forth in Section 2(c).

            "Dividend Period" shall mean the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date and thereafter, each quarterly period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date.

            "Dividend Rate" shall mean twelve percent (12%) of the Liquidation Preference per annum.

            "Holder" shall mean the record holder of one or more shares of Series A Preferred Stock, as shown on the books and records of the Corporation.

            "Initial Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

            "Junior Stock" shall mean, for purposes of Sections 2 and 3 below, the Common Stock (or other Capital Stock of the Corporation) and any other series of preferred stock established by the Board of Directors of the Corporation that by its terms is junior to the Series A Preferred Stock, either as to payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, or both.

            "Liquidation Preference" shall mean $40.00 per share of Series A Preferred Stock.

            "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

            "PIK Dividends" shall have the meaning as set forth in Section 2(b).

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            "Record Date" shall mean, with respect to any dividend, the date designated by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such Record Date shall not be more than thirty (30) days nor less than ten (10) days prior to the respective Dividend Payment Date or such other date designated by the Board of Directors for the payment of dividends.

            "Redemption Price" shall mean a price equal to the Liquidation Preference plus accrued and unpaid dividends to the date of redemption.

            "Subsidiary" means, with respect to any Person, any other Person, whether or not incorporated, of which at least a majority of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such other Person, are held, directly or indirectly, by such first Person.

      2. Dividends.

        (a) The Corporation shall pay dividends to the Holders of Series A Preferred Stock out of funds legally available for payment of dividends. Such dividends shall be payable by the Corporation in an amount per share determined by multiplying the Dividend Rate (as adjusted pursuant to Section 2(c) if applicable) by a fraction, the numerator of which is the number of days in such Dividend Period and the denominator of which is three hundred sixty-five (365).

        (b) Dividends on the Series A Preferred Stock shall be paid either in cash or in additional fully paid and nonassessable shares of Series A Preferred Stock legally available for such purpose (such dividends paid in kind being herein called "PIK Dividends"). The determination whether to pay dividends in cash or in additional shares of Series A Preferred Stock shall be made from time to time by the Board of Directors of the Corporation. In the event the Corporation elects to pay all or any portion of a dividend in additional shares of Series A Preferred Stock pursuant to this Section 2(b), the Corporation shall provide written notice of such election to all Holders of the Series A Preferred Stock no less than [forty-five (45)] days prior to the Dividend Payment Date with respect to such dividend. In no event shall the election by the Corporation to pay dividends, in whole or in part, in cash or in additional shares of Series A Preferred Stock preclude the Corporation from making a different election with respect to all or a portion of the dividends to be paid on the Series A Preferred Stock on any subsequent Dividend Payment Date. PIK Dividends shall be paid by delivering to the Holders of Series A Preferred Stock a number of shares of Series A Preferred Stock determined by dividing the total amount of the dividend (rounded to the nearest whole cent) such Holders are entitled to receive on the Dividend Payment Date, calculated pursuant to Section 2(a), by the Liquidation Preference. The issuance of any such PIK Dividend in such amount shall constitute full payment of such dividend. The Corporation shall not issue fractional shares of Series A Preferred Stock to which Holders may become entitled pursuant to this Section 2(b), but in lieu thereof, the Corporation shall deliver a check in an amount in cash equal to the applicable fraction of the Liquidation Preference. Any additional shares of Series A Preferred Stock issued pursuant to this Section 2(b) shall be governed by this resolution and shall be subject in all respects, except as to the date of issuance and date from which dividends accrue and cumulate as set forth below, to the same

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

terms as the shares of Series A Preferred Stock originally issued hereunder. All dividends (whether payable in cash or in whole or in part in additional shares of Series A Preferred Stock) paid pursuant to this Section 2(b) shall be paid in equal pro rata proportions of such cash and/or shares of Series A Preferred Stock to the Holders entitled thereto, except with respect to cash payable in lieu of fractional shares which would otherwise be paid as PIK Dividends.

        (c) Dividends on shares of Series A Preferred Stock shall accrue and be cumulative from the Initial Issue Date. Dividends shall be payable quarterly in arrears on [month date], [month date], [month date] and [month date] of each year (a "Dividend Payment Date"), commencing on [month date year] and for shares paid as PIK Dividends, commencing on the first Dividend Payment Date after such shares are issued. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. Dividends shall be paid to the Holders of record of the Series A Preferred Stock as their names shall appear on the share register of the Corporation on the Record Date for such dividend. Dividends payable in any Dividend Period which is less than a full Dividend Period in length will be computed on the basis of a ninety (90) day quarterly period and actual days elapsed in such Dividend Period. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time to Holders of record on the Record Date therefor. For any Dividend Period in which dividends are not paid in full on the Dividend Payment Date first succeeding the end of such Dividend Period, then on such Dividend Payment Date such accrued and unpaid dividends (including PIK Dividends) shall be added (solely for the purpose of calculating dividends payable on the Series A Preferred Stock) to the Liquidation Preference of the Series A Preferred Stock effective at the beginning of the Dividend Period succeeding the Dividend Period as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof at the Dividend Rate until such accrued and unpaid dividends have been paid in full.

        (d) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set apart for payment on any Junior Stock any dividends whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock, or rights to acquire such stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries of which it owns not less than a majority of the outstanding voting power (other than a purchase, redemption or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation, including, without limitation, the acquisition upon exercise of stock options, warrants or rights to acquire capital stock if the security acquired represents a portion of the exercise price thereof and acquisitions from employees under any such employee incentive or benefit plan), nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the Holders of Series A Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money or PIK Dividends sufficient for the payment thereto has been set apart.

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

        (e) In the event that full dividends are not paid or made available to the Holders of all outstanding shares of Series A Preferred Stock and funds available for payment of dividends shall be insufficient to permit payment in full to Holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such Holders of Series A Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled. For purposes of this Section 2(e), the amount of legally available PIK Dividends shall be deemed funds available for payment of dividends.

      3. Distributions Upon Liquidation, Dissolution or Winding Up.

        (a) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any payment or distribution shall be made to the holders of Junior Stock, the Holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash or property at its fair market value as determined by the Board of Directors of the Corporation the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation or dissolution or such other winding up. Except as provided in this Section 3(a), Holders of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

        (b) If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid on the Series A Preferred Stock, then the assets of the Corporation shall be ratably distributed among the Holders of Series A Preferred Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

        (c) Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

      4. Redemption by the Corporation.

        (a) The Corporation may, in the manner hereinafter provided, redeem from and after the Initial Issue Date all, but not less than all, of the outstanding shares of Series A Preferred Stock on payment of the Redemption Price for each share of Series A Preferred Stock to be redeemed.

        (b) Before redeeming any shares of Series A Preferred Stock, the Corporation shall mail by overnight courier and fax to each person who, at the date of such mailing and fax, shall be a registered Holder of shares of Series A Preferred Stock to be redeemed, notice of the intention of the Corporation to redeem such shares held by such registered Holder. Such notice shall be mailed and faxed to the last address of such Holder as it appears on the records of the

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

Corporation, or in the event of the address of any such Holder not appearing on the records of the Corporation, then to the last address of such Holder known to the Corporation, at least [forty-five (45)] days before the date specified for redemption. Such notice shall set out the Redemption Price and the date on which the redemption is to take place. On or after the date so specified for redemption, the Corporation shall pay or cause to be paid the Redemption Price to the registered Holders of the shares of Series A Preferred Stock on presentation and surrender of the certificates for the shares of Series A Preferred Stock so called for redemption at the registered office of the Corporation or at such other place or places as may be specified in such notice, and the certificates for such shares of Series A Preferred Stock shall thereupon be cancelled, and the shares of Series A Preferred Stock represented thereby shall thereupon be redeemed. From and after the date specified for redemption in such notice, the Holders of the shares of Series A Preferred Stock called for redemption shall cease to be entitled to dividends in respect of such shares and shall not be entitled to exercise any of the rights of the Holders thereof, except the right to receive the Redemption Price, unless payment of the Redemption Price shall not be made by the Corporation in accordance with the foregoing provisions, in which case the rights of the Holders of such shares shall remain unaffected.

        (c) No Series A Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.

        (d) All shares of Series A Preferred Stock redeemed pursuant to this
Section 4 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock.

      5. [Intentionally Omitted.]

      6. Voting Rights.

        (a) The Holders shall not be entitled to any voting rights except as hereinafter provided in this Section 6 or as otherwise provided by law.

        (b) The Holders shall be entitled to vote along with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote. The Holders shall be entitled to 100 votes per share of Series A Preferred Stock.

        (c) In addition to any vote or consent of stockholders required by law, the affirmative consent of the Holders that own more than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock (voting as a single class), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for authorizing, effecting or validating:

            (i) any amendment, alteration or repeal of any of the provisions of this Certificate of Designations;

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

            (ii) any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation that would adversely affect the preferences, rights or powers of the Series A Preferred Stock;

            (iii) any authorization, issuance or creation of (by reclassification or otherwise) any class or series (or any security of any class or series) of Capital Stock of the Corporation;

            (iv) any increase in the size of the Board of Directors of the Corporation (except as required pursuant to the terms of this Certificate of Designations);

            (v) any change in the state of incorporation of the Corporation;

            (vi) any delisting of the Common Stock from the national securities exchange or national quotation system on which such security is listed or admitted for trading; and

            (vii) any decision, or the entering into of any agreement, commitment or arrangement, to effect any of the foregoing.

      7. Ranking.

            With regard to rights to receive dividends, redemption payments and distributions upon liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall rank senior to the Common Stock and any other equity securities or securities convertible into or exercisable or exchangeable for Common Stock or other equity securities that are issued by the Corporation after the date of this Certificate of Designation. The Series A Preferred Stock shall not be subject to the creation of any Capital Stock senior with respect to the right to receive dividends, redemption payments and distributions upon liquidation, dissolution or winding up of the Corporation.

      8. Exclusion of Other Rights.

            Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution and in the Articles of Incorporation.

      9. Headings of Subdivisions.

            The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

      10. Severability of Provisions.

            If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions

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

thereof set forth in this resolution is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

      11. Record Holders.

            The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the Holder of any shares of Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

      12. Notice.

            Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: if to the Corporation, to its offices at 330 Turnpike Street, Canton, Massachusetts 02021, Attention:
Secretary or to an agent of the Corporation designated as permitted by this Certificate, or, if to any Holder of the Series A Preferred Stock, to such Holder at the address of such Holder of the Series A Preferred Stock as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock); or to such other address as the Corporation or Holder, as the case may be, shall have designated by notice similarly given.



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            IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Steven P. May, its President and attested by Craig Matsumoto, its Secretary, this ___ day of January, 2003.


                                    LP INNOVATIONS, INC.



                                       By:__________________________________
                                          Name:  Steven P. May
                                          Title: President




ATTEST:



By:_____________________________
   Name:  Craig Matsumoto
   Title: Secretary




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